Exhibit 99

 Cedar Income Fund, Ltd. Announces Change of Name to Cedar Shopping Centers,

                   Inc.; and Reports Second Quarter Results



    PORT WASHINGTON, N.Y., Aug. 13 /PRNewswire-FirstCall/ -- Cedar Income

Fund, Ltd. has changed its name to Cedar Shopping Centers, Inc.  At the same time, the name of the Operating Partnership of which the Company is the sole general partner, has been changed from Cedar Income Fund Partnership, L.P. to

Cedar Shopping Centers Partnership, L.P.  The Board of Directors and

management determined that the change of names more accurately reflects the nature of the current operations and activities of the Company and of the

Operating Partnership.  The operations of the two entities are consolidated for accounting and reporting purposes (and are collectively referred to as the

"Company").  The Company presently owns 14 properties, of which 13 are shopping centers.

    The Company reported a net loss for the quarter ended June 30, 2003 of

$40,000 ($0.02 per share) compared to a net loss of $227,000 ($0.16 per share)

during the corresponding period in 2002.  For the six month period ended June

30, 2003, the Company incurred a net loss of $239,000 ($0.15 per share)

compared to a net loss of $275,000 ($0.20 per share) for the six month period ended June 30, 2002.

    Total revenue for the three month and six month periods ended June 30,

2003 increased to $6,138,000 and $11,422,000 compared to $2,656,000 and

$5,167,000 for the corresponding periods in 2002.

    Total assets of the Company on a consolidated basis with the Operating

Partnership as of June 30, 2003 were $182,496,000 as compared to

$133,138,000 as of December 31, 2002.

    Total shareholders' equity in the Company, plus the limited partner's 70%

interest in the equity of the Operating Partnership and minority interests,

were $31,858,000 as of June 30, 2003 compared to $24,372,000 as of December

31, 2002.

    The increases in assets and revenues were attributable primarily to the acquisition of the Valley Plaza (Hagerstown, MD) and general partnership interests in the Pine Grove Plaza (Pemberton Township, NJ) and Swede Square

(East Norriton, PA) shopping centers during the second quarter and to the acquisition of the general partnership interests in three Giant supermarket-anchored centers in the Harrisburg, PA area during the first quarter of 2003.

    The net losses were primarily attributable to increases in interest expense and increased administrative, legal and accounting fees.

    Management contemplates further growth in assets and revenues as a result of additional acquisitions. Interested parties are urged to review the

Company's 10-Q for more details.



    Cedar Shopping Centers, Inc. is a real estate investment trust administered by Cedar Bay Realty Advisors, Inc., Port Washington, New York,

with investments primarily in multi-tenant supermarket-anchored shopping centers in eastern Pennsylvania and southern New Jersey.  Shares of Cedar

Shopping Centers, Inc. are currently traded on the NASDAQ (SmallCap) Stock

Market under the symbol "CEDR".



SOURCE  Cedar Shopping Centers, Inc.

    -0-                             08/13/2003

    /CONTACT:  Leo S. Ullman, President of Cedar Shopping Centers, Inc.,

+1-516-767-6492/

    (CEDR)



CO:  Cedar Shopping Centers, Inc.; Cedar Income Fund, Ltd.

ST:  New York

IN:  RLT FIN REA

SU:  ERN